Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

April 9, 2007	FILE NO. 48714.137

Board of Trustees

Innkeepers USA Trust

340 Royal Poinciana Way

Suite 306

Palm Beach, Florida 33480

Innkeepers USA Trust Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Innkeepers USA Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration by the Company of the Company’s (i) common shares of beneficial interest, $0.01 par value per share (“Common Shares”), (ii) preferred shares of beneficial interest, $0.01 par value per share, in one or more series (“Preferred Shares”), (iii) senior debt securities (“Senior Debt Securities”), (iv) subordinated debt securities (“Subordinated Debt Securities” and, together with the Senior Debt Securities, “Debt Securities”) and (v) depositary shares, each representing a fraction of a Preferred Share, each covered by the Registration Statement (as defined below) (the “Depositary Shares” and, together with the Common Shares, Preferred Shares and Debt Securities, the “Offered Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). The Senior Debt Securities will be issued pursuant to a senior debt securities indenture between the Company and the trustee named therein (the “Senior Indenture”) and the Subordinated Debt Securities will be issued pursuant to a subordinated debt securities indenture between the Company and the trustee named therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”). The Offered Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

We have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such

Board of Trustees

Innkeepers USA Trust

April 9, 2007

documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

Based upon the foregoing and subject to the other qualifications, assumptions and limitations contained herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

2. When the terms of any Offered Securities have been authorized by appropriate action of the Company, and the Offered Securities have been issued and sold in accordance with any agreement of sale with respect to the Offered Securities, then the Offered Securities, (a) to the extent consisting of Common Shares or Preferred Shares, will be validly issued, fully paid and non-assessable, (b) to the extent consisting of Depositary Shares, will be duly authorized for issuance, and (c) to the extent consisting of Debt Securities, when the applicable Indenture has been duly authorized, executed and delivered and the Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture, will be validly authorized and issued and binding obligations of the Company, enforceable in accordance with their terms and the applicable Indenture, except as the enforceability thereof may be limited or otherwise affected by (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

In expressing the opinions set forth above, we have assumed that the Offered Securities, to the extent consisting of Common Shares, Preferred Shares or Preferred Shares which may be issued underlying any Depositary Shares, (i) will not be issued in violation of any restriction or limitation contained in the Company’s Declaration of Trust, as amended or supplemented as of the date hereof (the “Charter”), and (ii) upon issuance, the total number of Common Shares, Preferred Shares and Preferred Shares which may be issued underlying any Depositary Shares issued and outstanding will not exceed the total number of shares that the Company is then authorized to issue under the Charter.

Board of Trustees

Innkeepers USA Trust

April 9, 2007

The foregoing opinion is limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law. Our opinions set forth in paragraph 1 above are based solely on a certificate of the State Department of Assessments and Taxation of the State of Maryland dated April 4, 2007. We express no opinion as to the applicability or effect of any federal or state securities laws, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the Maryland REIT Law, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP

07853/08345/02151/08560